Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Columbia Bancorp

We consent to the use of our report dated January 21, 2003, except as to notes 4 and 5, which are as of February 7, 2003, with respect to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference.

/s/ KPMG LLP

Baltimore, Maryland

February 12, 2004